UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

        Date of report (Date of earliest event reported) December 19, 2005

MASTEC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

0-08106	65-0829355
(Commission File Number)	(IRS Employer Identification No.)

800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134
(Address of Principal Executive Offices) (Zip Code)

(305) 599-1800
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

   ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

        On December 19, 2005, the Compensation Committee of MasTec Inc. (the “Company”) approved a Deferred Fee Plan for the benefit of the Company’s Board of Directors (the “Directors”) and their beneficiaries. The plan will be effective on January 1, 2006. Under the terms of the plan, Directors may elect to defer the receipt of cash and stock fees for their services as directors. Each Director may elect the type of fees to be deferred, the percentage of such fees to be deferred, and the form in which the deferred fees and any earnings thereon are to be paid. Deferred cash fees may be directed to a deferred cash account or a deferred stock account (or both). Deferred stock fees only may be directed to a deferred stock account. Elections to defer fees remain in force, unless amended or revoked within the required time periods.

        The deferred cash account will be credited with interest on the cash balance at the end of each calendar quarter. The interest rate is equal to the rate of interest payable by the Company on the Company’s senior credit facility, as determined as of the first day of each calendar quarter. The deferred stock account will be credited with stock dividends (or with cash dividends that are converted to deferred stock credits pursuant to the plan).

        Distribution of a Director’s cash and stock accounts will begin on the January 15 of the year following the Director’s termination of all services with the Company. Distributions from the deferred stock account will be made in shares of the Company’s stock while distributions from the deferred cash account will be made in cash. Distributions will either be made in a lump-sum payment or in up to five consecutive annual installments (as elected by the Director).

   ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

      (a) Financial Statements of Business Acquired.

      Not applicable

      (b) Pro Forma Financial Information.

      Not applicable

      (c) Exhibits

        10.38 — Deferred Fee Plan for Directors dated December 19, 2005.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 23, 2005	MASTEC, INC. BY: /S/Austin J. Shanfelter —————————————— Austin J. Shanfelter Chief Executive Officer MASTEC, INC.

EXHIBIT INDEX

Number Description

10.38 Deferred Fee Plan for Directors dated December 19, 2005